EXHIBIT 10.3


                              SUBCONTRACT AGREEMENT


THIS AGREEMENT (the "Agreement") is made and entered into as of December 27, 2004, by and between Scan-Optics, Inc. (hereinafter referred to as "Scan-Optics"), a Delaware Corporation with a principal place of business at 169 Progress Drive, Manchester, Connecticut and Columbia Electrical Contractors, Inc. d/b/a Columbia Tech, a Massachusetts corporation with a principal place of business at 17 Briden Street, Worcester, MA 01605, (hereinafter referred to as "Columbia", and together with Scan-Optics), the "parties" hereto.

         WHEREAS, Columbia, as a vendor or subcontractor, seeks to provide certain goods, services and products to, or at the request of, Scan-Optics according to specifications provided by Scan-Optics (hereinafter "Goods", or "Services" or "Products"); and

         NOW THEREFORE, in consideration of the agreement of the parties to enter into the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Price. Subject to the terms and conditions of this Agreement, Columbia agrees to provide Scan-Optics with the Services, Goods and Products, which Scan-Optics requests in writing according to the specifications provided by Scan-Optics, at the agreed upon price, and the subject to the other terms thereunder to the extent those terms do not conflict with the terms of this Agreement. In the event of any contrary or conflicting terms between the written request and the terms of this Agreement, the terms of this Agreement shall prevail. The Parties shall set forth in writing such non-cancellable requests for Goods, Services and Products, and establish scheduled delivery dates (the "Scheduled Delivery Dates") with corresponding payment dates. Columbia will allow Scan-Optics to reschedule deliveries up to a maximum of ninety days from originally scheduled delivery dates. Scan-Optics agrees to provide Columbia with a deposit equal to twenty-five (25) percent of the purchase order value, each payment due Columbia in net forty-five (45) days from shipment, with the deposit being applied to the last twenty-five (25) percent of the order.

2. Term and Termination. The term of this Agreement shall commence on the date first stated above and continue until terminated by either party with the giving of One Hundred and Eighty (180) days written notice delivered to the other party at the address referenced hereinabove. If one party breaches any of its obligations under this Agreement, the other party shall have the right to terminate this Agreement by delivery of ten (10) days written notice of such breach to the other party, if the breach is curable, such non-breaching party shall have the option to allow the breaching party an opportunity to cure the breach during the ten (10) day period. If Scan-Optic becomes unable to pay its debts as they mature, makes a general assignment for the benefit of creditors, or has a petition for bankruptcy filed, Columbia shall have the right to terminate this Agreement by delivery of five
         (5) days written notice to the other party. Notwithstanding the foregoing, in all instances of termination, Scan-Optic shall be fully

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         liable for all payments due to Columbia in connection with all written requests for Goods, Services or Products received by Columbia prior to such termination.

3. Indemnification. Scan-Optics agrees to Indemnify, release and discharge Columbia, its officers and representatives from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every name and nature both in law and in equity, and bear all costs of Columbia's defense and indemnification, which may arise from Columbia's delivery of Goods, Services or Products that substantially conformed to Scan-Optics' written specifications.

4. Warranty. Columbia Tech expressly warrants that all materials, workmanship, and assemblies covered by this agreement shall conform to specifications, drawings, instructions and descriptions, which have been provided in writing by Scan Optics. Columbia Tech warrants the workmanship for a period of 12 months from the date of delivery. Further, Columbia Tech shall, on behalf of Scan Optics, use all reasonable efforts to enforce warranties on materials that it gets from its vendors and suppliers; and shall have no liability for materials after the expiration of such warranties. Columbia Tech, at its sole discretion, agrees to replace or correct any products or services not conforming to the foregoing warranty promptly, when notified of such nonconformity by Scan Optics within the Warranty Period. This warranty does not cover damage caused by products, services, designs, specifications, instructions, or information not supplied by Scan Optics or failure which result from accident, misuses, abuse, neglect, mishandling, alteration or modifications by anyone other than Columbia Tech.

         Columbia Tech shall not be liable for incidental or consequential damages resulting from the use of this product or arising out of any breach of this warranty. The foregoing warranty is excusive and in lieu of all other warranties (whether express, implied, or statutory) including, without limitation the warranties of merchantability and fitness for a particular purpose.

5.       General Provisions

         5.1 Complete Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

         5.2 Survival. Except as otherwise provided herein, the rights and obligations of the parties intended to be observed and performed by the parties after the termination of this Agreement shall survive the same and continue thereafter in full force and effect, including without limitation warranties and indemnification.

         5.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

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         5.4      Severability. If any provision of this Agreement is held
                  invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. In such case, the parties agree to use their best efforts to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

         5.5 Columbia agrees that in six months from the date of this agreement that it will review the then current financial position of Scan-Optics. Once this review has taken place, Columbia will consider, in its sole discretion, whether it will be possible to eliminate the requirement of the twenty-five (25) percent deposit.

6. In accordance with this agreement, Columbia agrees not to pursue any contract manufacturing business opportunities with the companies listed on Exhibit A for a period of twelve months from the date of this agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Subcontract Agreement to be executed in the manner appropriate for each, as of the date first above written.

SCAN-OPTICS, INC.


By  /s/ Joseph P. Crouch
    --------------------
        Joseph P. Crouch

Its VP, Manufacturing Services



COLUMBIA ELECTRICAL CONTRACTORS, INC. D/B/A COLUMBIA TECH


By  /s/ Christopher J. Coghlin
    --------------------------
        Christopher J. Coghlin

Its President

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